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                                                                   Exhibit 23.1



Report of Independent Public Accountants



Our report on the consolidated financial statements of Sofamor Danek Group, Inc. and subsidiaries is included on page 12 of this Form 8-K. In connection with our audits of such consolidated financial statements, we have also audited the related consolidated financial statement schedule contained as Exhibit 27.1 of this Form 8-K.

In our opinion, the consolidated financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.



                                                      COOPERS & LYBRAND, L.L.P.






Memphis, Tennessee
February 2, 1998